Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto and statements on Schedule 13D or Schedule 13G) with respect to the Class A common shares, par value €0.01 per share, of PicS N.V., and that this agreement may be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of May 15, 2026.

José Antonio Batista Costa

By:	/s/ José Antonio Batista Costa
Name:	José Antonio Batista Costa

Stichting JAB

By:	/s/ André Alcantara Ocampos
Name:	André Alcantara Ocampos
Title:	Board Member

By:	/s/ Carolina Hamaguchi
Name:	Carolina Hamaguchi
Title:	Board Member